                                                                       EXHIBIT 5

                               QUARLES & BRADY LLP
                            411 East Wisconsin Avenue
                               Milwaukee, WI 53202

                                  July 30, 1999



Plexus Corp.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156

      Re: 1995 SeaMED Corporation Employee Stock Option and Incentive Plan, 1997 SeaMED Corporation Employee Nonqualified Stock Option Plan, and SeaMED Corporation 1988 Stock Option Plan

Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Plexus Corp. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 171,804 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") upon the exercise of options and stock appreciation rights granted under the 1995 SeaMED Corporation Employee Stock Option and Incentive Plan, 1997 SeaMED Corporation Employee Nonqualified Stock Option Plan, and SeaMED Corporation 1988 Stock Option Plan (the "Plans"), which were assumed by the Company and converted into options to acquire shares pursuant to the Agreement and Plan of Merger by and among the Company, SeaMED and PS Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of the Company, dated as of March 16, 1999 (the "Merger Agreement"). Pursuant to the Merger Agreement, SeaMED became a wholly owned subsidiary of the Company through the merger of Acquisition into SeaMED on July 17, 1999. Under the Merger Agreement, each outstanding share of SeaMED Common Stock, par value $.01 per share ("SeaMED Common Stock"), was converted into .4 (the "Exchange Ratio") shares of Common Stock of the Company and each option to purchase SeaMED Common Stock outstanding under the Plans was assumed by the Company and converted into an option to purchase shares of Company Common Stock on terms adjusted to reflect the Exchange Ratio (a "SeaMED Option").

         We have examined (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) corporate proceedings

Plexus Corp.
July __, 1999
Page 2


relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

         2. The Shares, when issued (and in the case of Shares issued upon the exercise of options, paid for) as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company subject to the personal liability which may be imposed on shareholders by
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                      Very truly yours,



                                      QUARLES & BRADY LLP